Exhibit 99.1
PART I

Note: The information contained in this Item has been updated to reflect America First Multifamily Investors, LP change in the classification of Bent Tree and Fairmont Oaks, Consolidated variable interest entities ("VIEs"), as discontinued operations. The resulting changes are discussed further in the Notes to Financial Statements in Exhibit 99.4 as follows:

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Note 2, Summary of Significant Accounting Policies: Disclosure requirements about the discontinued operations, which was effective in the second quarter of 2015. The disclosure requirements have been applied retrospectively to all periods presented.

•	Note 4, Variable Interest Entities: Reclassifications were made to the variable interest entities reporting two of the Consolidated VIEs as discontinued operations for all periods presented.

•	Note 8, Real Estate Assets: Reclassifications were made to reclassify the Consolidated VIEs net assets to discontinued operations retrospectively for all periods presented.

•	Note 10, Discontinued Operations: Reclassifications were made to reclassify the Consolidated VIEs net assets to discontinued operations retrospectively for all periods presented.

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Note 20, Segments: Revenue, interest expense, depreciation, net income from continuing operations, net income, and total assets have been revised to reflect the change in the Consolidated VIEs due to the discontinued operations of two Consolidated VIEs recast for all periods presented.

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Note 21, Summary of Unaudited Quarterly Results of Operations: Reclassifications were made to reclassify the revenues and income from continuing operations to discontinued operations for all periods presented.

For significant developments that have occurred subsequent to the filing of the 2014 Annual Report on Form 10-K (“2014 Form 10-K”), refer to America First Multifamily Investors, LP Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Forward-Looking Statements

This report (including, but not limited to, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) contains forward-looking statements.  All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements.  We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations.  This report also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified the statistical and other industry data generated by independent parties and contained in this report.  In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” in Item 1A of this report.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;

•	defaults on the mortgage loans securing our mortgage revenue bonds;

•	risks associated with investing in multifamily, student, senior citizen residential and commercial properties, including changes in business conditions and the general economy;

•	changes in short-term interest rates;

•	our ability to use borrowings to finance our assets;

•	current negative economic and credit market conditions;

•	changes in the United States Department of Housing and Urban Development’s Capital Fund Program; and

•	changes in government regulations affecting our business.

Other risks, uncertainties and factors could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “we,” “us,” and the “Partnership” in this document mean America First Multifamily Investors, L.P. As used in this document, the “Company” refers to the Partnership, its wholly-owned subsidiaries, and its consolidated variable interest entities.

Item 1.  Business.

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing (collectively “Residential Properties”) and commercial properties in their market areas. The Partnership expects and believes the interest received on these bonds is excludable from gross income for federal income tax purposes.  As a result, the Partnership expects most of the income it earns is exempt from federal income taxes. See “Risk Factors - Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.”

The Partnership has been in operation since 1998 and owned 55 mortgage revenue bonds with an aggregate outstanding principal amount of approximately $424.2 million as of December 31, 2014.  The majority of these bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing for 35 Residential Properties containing a total of 6,527 rental units located in the states of California, Florida, Illinois, Indiana, Iowa, Louisiana, Maryland, Minnesota, North Carolina, Ohio, South Carolina, Tennessee, and Texas. Three of the bonds’ properties located in Texas are not operational and are under construction and two bonds are collateralized by commercial real estate located in Tennessee. Fifty-three of the mortgage revenue bonds are secured by mortgages or deeds of trust on the Residential Properties. Two mortgage revenue bonds are secured by ground, facility, and equipment of a commercial ancillary health care facility. Each of the bonds provides for “base” interest payable at a fixed rate on a periodic basis. Additionally, four of the bonds also provide for the payment of contingent interest determined by the net cash flow and net capital appreciation of the underlying real estate properties.  As a result, these mortgage revenue bonds provide the Partnership with the potential to participate in future increases in the cash flow generated by the financed properties, either through operations or from their ultimate sale.  Of the 55 bonds owned, 24 are owned directly by the Partnership, 12 are owned by ATAX TEBS I, LLC and13 bonds are owned by ATAX TEBS II, LLC, each a special purpose entity owned and controlled by the Partnership, created to facilitate a Tax Exempt Bond Securitization (“TEBS”) Financing with Freddie Mac and 6 are securitized and held by Deutsche Bank AG (“DB”) in Tender Option Bond (“TOB”) facilities (see Notes 2 and 11 to the Company’s consolidated financial statements).

Effective June 30, 2015, the Company changed its reportable segments due to the classification of the Company’s Consolidated VIEs as discontinued operations. The Consolidated VIE segment was comprised of the results of operations of the underlying collateral for the related mortgage revenue bonds. The Company concluded its investment in the Consolidated VIE segment was not consistent with the Company’s portfolio of assets, as described above. As such, the Company decided to implement a strategic shift in direction by discontinuing its Consolidated VIE segment. This decision was made for the following reasons:

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The risk profile of the Consolidated VIE segment was unique as the substance of the investment was the result of the operations of the underlying properties and not the mortgage revenue bonds (which is the form of the investment).The risk profile includes:

•The underlying properties thin capitalization,
•Related party ownership groups, and
•The lack of ultimate decision-making authority.

•	The stated purpose of the Company was not to manage properties without having some type of ownership or ability to control the underlying property.

•	Subsequent to the disposition of the Consolidated VIE properties by their owners, the Company does not plan to include this type of investment as part of its strategic direction.

In April 2015, the Partnership entered into brokerage contracts to sell the Consolidated VIEs. As a result, these entities met the criteria for discontinued operations presentation and have been classified as such in the Company’s consolidated financial statements for all periods presented (see Notes 2, 4, 8, 10, 20 and 21).

Therefore on December 31, 2014, the Company's Consolidated VIEs are reported as assets held for sale and discontinued operations on the Company's consolidated financial statements.

The ability of the Residential Properties and the commercial property which collateralize our mortgage revenue bonds to make payments of base and contingent interest is a function of the net operating income generated by these properties.  Net operating income from a multifamily, student, or senior citizen residential property depends on the rental and occupancy rates of the property and the level of operating expenses.  Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located.  This, in turn, is affected by several factors such as the requirement that a certain percentage of the rental units be set aside for tenants who qualify as persons of low to moderate income, local or national economic conditions, the amount of new apartment construction and interest rates on single-family mortgage loans.  Net operating income from the commercial property depends on the number of cancer patients which utilize the cancer therapy center and the ability to hire and retain key employees to provide the related cancer treatment. In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of the properties which collateralize the bonds.  The return to the Partnership from its investments in mortgage revenue bonds depends upon the economic performance of the Residential Properties and the commercial property which collateralize these bonds, the Partnership may be considered to be in competition with other residential rental properties and commercial properties located in the same geographic areas as the properties financed with its mortgage revenue bonds.

The Partnership may also invest in other types of securities that may or may not be secured by real estate to the extent allowed by its Agreement of Limited Partnership dated October 1, 1998, as amended (the “Partnership Agreement”) and the conditions to the exemption from registration under the Investment Company Act of 1940 that is relied upon by the Partnership. Under the Partnership Agreement, these other securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition.  In addition, the Partnership Agreement requires management to assess and conclude whether the income from these other securities are exempt from inclusion in income for federal taxation purposes at the time of purchase. At December 31, 2014, the Partnership has two other classes of investments, the Public Housing Capital Fund Trusts’ Certificates (“PHC Certificates”) and mortgage-backed securities (“MBS”). The PHC Certificates had an aggregate principal outstanding of $59.3 million at December 31, 2014 and are securitized into three separate Tender Option Bond financing facilities (“TOB Trusts”) with DB (“PHC Trusts” see Note 11 to the Company’s consolidated financial statements). The PHC Certificates held by the PHC Trusts consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by the United States Department of Housing and Urban Development (“HUD”) under HUD’s Capital Fund Program established under Quality Housing and Work Responsibility Act of 1998 (the “Capital Fund Program”). The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The state issued MBS had an aggregate principal outstanding of $14.8 million at December 31, 2014 and have been securitized into three separate TOB Trusts with DB. The MBS are backed by residential mortgage loans and have investment grade ratings by the most recent S&P or Moody’s rating.

The Partnership may also make taxable property loans secured by the Residential Properties which are financed by mortgage revenue bonds held by the Partnership.  The Partnership does this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in the best long-term interest of the Partnership.

The Partnership may acquire interests in multifamily, student, and senior citizen apartment properties (“MF Properties”) in order to position itself for future investments in bonds issued to finance these properties and which the Partnership expects and believes generate tax-exempt interest.  The Partnership currently holds interests in nine MF Properties containing 2,163 rental units, of which three are located in Nebraska, one is located in Kansas, one is located in Kentucky, one is located in Indiana, one is located in Georgia, and two are located in Texas. In addition, the Partnership may acquire real estate securing its mortgage revenue bonds or taxable property loans through foreclosure in the event of a default.

To restructure each of the MF Properties into a mortgage revenue bond, the Partnership teams with a third party developer who works to secure a mortgage revenue bond issuance from the local housing authority. Once the developer receives the mortgage revenue bond commitment, the Partnership will sell the MF Property to a not-for-profit entity or to a for profit entity in connection with a syndication of Low Income Housing Tax Credits (“LIHTCs”) under Section 42 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Partnership expects to acquire the mortgage revenue bonds issued to provide debt financing for these properties at the time the property ownership is restructured. Such restructurings will generally be expected to occur within 36 months of the Partnership’s initial investment in an MF Property and will often coincide with the expiration of the compliance period relating to LIHTCs previously issued with respect to the MF Property. The Partnership will not acquire LIHTCs in connection with these transactions. In the event that the MF Property cannot secure a mortgage revenue bond, the Partnership will operate the MF Property until the opportunity arises to sell it at what management believes is its optimal fair value. The MF Property could be sold to any of the following: (1) a LIHTC developer, (2) a not-for-profit entity, or (3) a public finance authority. These types of transactions represent a long-term market opportunity for the Partnership and will provide us with a pipeline of future bond investment opportunities.

Effective in the second quarter of 2015, the Company changed its reportable segments due to the classification of the Company’s Consolidated VIEs as discontinued operations. As a result, the Company’s recast consolidated financial statements for 2014 consist of four reportable segments: Mortgage Revenue Bond Investments, MF Properties, Public Housing Capital Fund Trusts, and MBS Investments. In addition to the four reportable segments, the Company also separately reports its consolidation and elimination information because it does not allocate certain items to the segments.

During 2013 and 2012 the Company consisted of five reportable segments, Mortgage Revenue Bond Investments, MF Properties, Public Housing Capital Fund Trusts, MBS Investments, and Consolidated VIEs. In addition to the five reportable segments, the Company also separately reports its consolidation and elimination information because it does not allocate certain items to the segments. The Consoldated VIE segment reported Lake Forest’s revenue, interest expense, depreciation, net income from operations , and net income as a Consolidated VIE for 2013 and 2012 and reported the same Consolidated VIE total assets in 2012
(see Note 20 to the Company’s consolidated financial statements.

Properties Management. Nine of the 38 Residential Properties which collateralize the bonds owned by the Partnership are managed by America First Properties Management Company, L.L.C. (“Properties Management”), an affiliate of the Partnership’s general partner, America First Capital Associates Limited Partnership Two (“AFCA 2”). In this regards, Properties Management provides property management services for Ashley Square, Bent Tree Apartments, Lake Forest Apartments, Fairmont Oaks Apartments, Cross Creek, Greens of Pine Glen, (the “Greens Property”) Crescent Village, Willow Bend and Post Woods (collectively, the “Ohio Properties”), and each of the MF Properties. Management believes that this relationship provides greater insight and understanding of the underlying property operations and their ability to meet debt service requirements to the Partnership and helps assure these properties are being operated in compliance with operating restrictions imposed by the terms of the applicable bond financing and/or LIHTC relating to these properties.

Business Objectives and Strategy

Our business objectives are to (i) preserve and protect our capital, (ii) provide regular cash distributions to our shareholders which we expect and believe are substantially exempt from federal income tax, and (iii) generate additional returns from appreciation of real estate or the opportunistic sale of the asset investments.  We have sought to meet these objectives by primarily investing in a portfolio of mortgage revenue bonds that were issued to finance, and are secured by mortgages on, multifamily and student residential properties.  Certain of these bonds may be structured to provide a potential for an enhanced yield through the payment of contingent interest which is payable out of net cash flow from operations and net capital appreciation of the financed multifamily residential properties. The Partnership expects and believes that any contingent interest it receives will be exempt from inclusion in gross income for federal income tax purposes.

We are pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  We are pursuing this growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  We may finance the acquisition of additional mortgage revenue bonds and other investments through the reinvestment of cash flow, the issuance of additional units, or securitization financing using our existing portfolio of mortgage revenue bonds.  Our current operating policy is to use securitizations or other forms of leverage which will not exceed 65% of the total Partnership assets. The assets are defined as the par value of the mortgage revenue bonds and the MF Properties at cost (see the discussion of financing arrangements and liquidity and capital resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations.).

In connection with our business strategy, we continually assess opportunities to reposition our existing portfolio of mortgage revenue bonds.  The principal objective of this assessment is to improve the quality and performance of our revenue bond portfolio and, ultimately, increase the amount of cash available for distribution to our unitholders.  In some cases, we may elect to redeem selected mortgage revenue bonds that have experienced significant appreciation.  Through the selective redemption of the bonds, a sale or refinancing of the underlying property will be required which, if sufficient sale or refinancing proceeds exist, may entitle the Partnership to receive payment of contingent interest on its bond investment.  In other cases, we may elect to sell bonds on properties that are in stagnant or declining markets.  The proceeds received from these transactions would be redeployed into other investments consistent with our investment objectives.  We may also be able to use a higher-quality investment portfolio to obtain higher leverage to be used to acquire additional investments. If the sale results in Net Residual Proceeds (Tier 2), it is distributed 75% to the unitholders and 25% to the General Partner (see Note 2 to the to the Company’s consolidated financial statements).

In executing our growth strategy, we expect to invest primarily in bonds issued to provide affordable rental housing, student housing projects, housing for senior citizens, and commercial property.  The four basic types of mortgage revenue bonds which we may acquire as investments are as follows:

1.	Private activity bonds issued under Section 142(d) of the Internal Revenue Code;

2.	Bonds issued under Section 145 of the Internal Revenue Code by not-for-profit entities qualified under Section 501(c)(3) of the Internal Revenue Code;

3.	Essential function bonds issued by a public instrumentality to finance a multifamily residential property owned by such instrumentality; and

4.	Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the Internal Revenue Code of 1954.

Each of these bond structures permits the issuance of mortgage revenue bonds to finance the construction or acquisition and rehabilitation of affordable rental housing or other not-for-profit commercial property.  Under applicable Treasury Regulations, any affordable multifamily residential project financed with mortgage revenue bonds that are purportedly tax-exempt must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area.  In each case, the balance of the rental units in the multifamily residential project may be rented at market rates.  With respect to private activity bonds issued under Section 142(d) of the Internal Revenue Code, the owner of the multifamily residential project may elect, at the time the bonds are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size).  The mortgage revenue bonds that were secured by Residential Properties issued prior to the Tax Reform Act of 1986 (so called “80/20” bonds) require that 20% of the rental units be set aside for tenants whose income does not exceed 80% of the area median income, without adjustment for household size. There are no Treasury Regulations related to the mortgage revenue bonds which are collateralized by the commercial property.

We expect that many of the private activity housing bonds that we evaluate for acquisition will be issued in conjunction with the syndication of LIHTCs by the owner of the financed multifamily residential project.  Additionally, to facilitate our investment strategy of acquiring additional mortgage revenue bonds secured by MF Properties, we may acquire ownership positions in the MF Properties.  We expect to acquire mortgage revenue bonds on these MF Properties in many cases at the time of a restructuring of the MF Property ownership.  Such restructuring may involve the syndication of LIHTCs in conjunction with property rehabilitation.

Investment Types

Mortgage Revenue Bonds. The Partnership invests in mortgage revenue bonds that are secured by a mortgage or deed of trust on Residential Properties and a commercial property.  Each of these bonds bears interest at a fixed annual base rate.  Four of the mortgage revenue bonds currently owned by the Partnership also provide for the payment of contingent interest, which is payable out of the net cash flow and net capital appreciation of the underlying multifamily residential properties. As a result, the amount of interest earned by the Partnership from its investment in mortgage revenue bonds is a function of the net operating income generated by the Residential Properties and the commercial property which collateralize the mortgage revenue bonds.  Net operating income from a residential property depends on the rental and occupancy rates of the property and the level of operating expenses. Net operating income from the commercial property depends on the number of cancer patients which utilize the cancer therapy center and the ability to hire and retain key employees to provide the related cancer treatment.

Other Securities.  The Partnership may invest in other types of securities that may or may not be secured by real estate.  These securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition.

Public Housing Capital Fund Trust Certificates. The PHC Certificates consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. The PHC Certificates have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The PHC Certificates rating by Standard & Poor’s is investment grade as of December 31, 2014.

Mortgage-backed securities (“MBS”). The Partnership also invests in state-issued MBS that are backed by residential mortgage loans. These MBS are rated investment grade by Standard & Poor’s or Moody’s as of December 31, 2014.

Taxable Property Loans.  The Partnership may also make taxable property loans secured by Residential Properties which are financed by mortgage revenue bonds that are held by the Partnership.

Interests in Real Property.    As part of its growth strategy, the Partnership may acquire direct or indirect interests in MF Properties on a temporary basis in order to position itself for a future investment in mortgage revenue bonds issued to finance the acquisition or substantial rehabilitation of such MF Properties by a new owner.  A new owner would typically seek to obtain LIHTCs in connection with the issuance of the new mortgage revenue bonds, but if LIHTCs had previously been issued for the property, such a restructuring could not occur until the expiration of a 15-year compliance period for the initial LIHTCs.  The Partnership may acquire an interest in MF Properties prior to the end of the LIHTC compliance period.  After the LIHTC compliance period, the Partnership would expect to sell its interest in such MF Property to a new owner which could syndicate new LIHTCs and seek mortgage revenue bond financing on the MF Property which the Partnership could acquire.  Such restructurings will generally be expected to occur within 36 months of the acquisition by the Partnership of an interest in an MF Property.  The Partnership will not acquire LIHTCs in connection with these transactions. In the event that the MF Property cannot secure a mortgage revenue bond, the Partnership will operate the MF Property until the opportunity arises to sell it at what management believes is its optimal fair value. The MF Property could be sold to any of the following: (1) a LIHTC developer, (2) a not-for-profit entity, or (3) a public finance authority. These types of transactions represent a long-term market opportunity for the Partnership and will provide us with a pipeline of future bond investment opportunities.

Investment Opportunities and Business Challenges

There continues to be a significant unmet demand for affordable multifamily, student, and senior citizen residential housing in the United States.  The HUD reports that there is a high demand for quality affordable housing.  The types of mortgage revenue bonds in which the Company invests offer developers of affordable housing a low-cost source of construction and permanent debt financing for these types of properties.  Investors purchase these bonds because the interest income paid on these bonds is expected to be exempt from federal income taxation.

The demand for affordable housing by qualified potential residents whose income does not exceed 50-60% of the area median income continues to increase.  Government programs that provide direct rental support to residents has not kept up with the demand, therefore programs that support private sector development and support for affordable housing through mortgage revenue bonds, tax credits and grant funding to developers have become more prominent.

In addition to mortgage revenue bonds, the federal government promotes affordable housing through the use of LIHTCs for affordable multifamily rental housing.  The syndication and sale of LIHTCs along with mortgage revenue bond financing is attractive to developers of affordable housing because it helps them raise equity and debt financing for their projects.  Under this program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing.  The Partnership does not invest in LIHTCs, but is attracted to mortgage revenue bonds that are issued in association with federal LIHTC syndications because in order to be eligible for federal LIHTCs a property must either be newly constructed or substantially rehabilitated and; therefore, may be less likely to become functionally obsolete in the near term than an older property.  There are various requirements in order to be eligible for federal LIHTCs, including rent and tenant income restrictions.  In general, the property owner must elect to set aside either 40% or more of the property’s residential units for occupancy by individuals whose income is 60% or less of the area median gross income or 20% or more of the property’s residential units for occupancy by individuals whose income is 50% or less of the area median gross income.  These units remain subject to these set aside requirements for a minimum of 30 years.

Economic weakness in real estate and municipal bond markets may limit our ability to access additional debt financing that the Partnership uses to partially finance its investment portfolio or otherwise meet its liquidity requirements. The inability to access debt financing may result in adverse effects on our financial condition and results of operations.  There can be no assurance that we will be able to finance additional acquisitions of mortgage revenue bonds through either additional equity or debt financing.  Although the consequences of market and economic conditions and their impact on our ability to pursue our plan to grow through investments in additional housing bonds are not fully known, we do not anticipate that our existing assets will be adversely affected in the long-term.  The national economic conditions including sluggish job growth and low home mortgage interest rates may also have a negative effect on some of the Residential Properties which collateralize our mortgage revenue bond investments and our MF Properties in the form of lower occupancy. In addition, the Residential Properties and MF Properties which have not reached stabilization (which is 90% occupancy for 90 days and the achievement of 1.15 times debt service coverage ratio on amortizing debt service during the year) will result in lower economic occupancy. The overall economic occupancy (which is adjusted to reflect rental concessions, delinquent rents and non-revenue units such as model units and employee units) of the stabilized Residential Properties that the Partnership has financed with mortgage revenue bonds was approximately 91% during 2014 and 90% during 2013.  The economic occupancy of the stabilized MF Properties has increased to approximately 86% during 2014 as compared to 82% during 2013.

Financing Arrangements

The Partnership may finance the acquisition of additional mortgage revenue bonds through the reinvestment of cash flow, the issuance of additional shares or with debt financing collateralized by our existing portfolio of mortgage revenue bonds, including the securitization of these bonds.

Debt Financing. The Partnership utilizes leverage to enhance investor returns. Management uses target constraints for each type of financing utilized by the Partnership to manage an overall 65% leverage constraint. The amount of leverage utilized is dependent upon several factors, including the assets being leveraged, the tenor of the leverage program, whether the financing is subject to market collateral calls, and the liquidity and marketability of the financing collateral. While short term variations from targeted levels may occur within financing classes, overall Partnership leverage will not exceed 65%. The overall leverage constraint of the Partnership, total outstanding debt divided by total partnership assets using the par value of the mortgage revenue bonds and the MF Properties at cost, is approximately 59%, as of December 31, 2014.

Equity Financing.  Beginning in 2007, the Partnership has issued BUCs to raise additional equity capital to fund investment opportunities. In November 2013, a Registration Statement on Form S-3 (the “Registration Statement”) was declared effective by the SEC under which the Partnership may offer up to $225 million of additional BUCs from time to time. In December 2013, the Partnership issued an additional 8,280,000 BUCs through an underwritten public offering at a public offering price of $6.25 per BUC pursuant to this new Registration Statement. Net proceeds realized by the Partnership from this issuance of these BUCs were approximately $48.2 million after payment of an underwriter’s discount and other offering costs of approximately $3.5 million. In the first quarter of 2014, the Partnership issued an additional 9,200,000 BUCs through an underwritten public offering at a public offering price of $5.95 per BUC pursuant to this Registration Statement. Net proceeds realized by the Partnership from this issuance of these BUCs were approximately $51.3 million after payment of an underwriter’s discount and other offering costs of approximately $3.5 million.

Recent Developments

Bond Sales and Redemptions. In October 2014, the Company sold a portion of the MBS TOB Trusts for an amount approximating the outstanding amortized cost. The approximate $24.4 million par value of the MBS had been acquired for approximately $24.6 million in the fourth quarter of 2012 and the first half of 2013. The Company then collapsed the related MBS - TOB Trust 4 for approximately $6.0 million, MBS - TOB Trust 5 for approximately $5.3 million and MBS - TOB Trust 6 for approximately $7.8 million securitizing the related MBS. The Company’s approximate $19.1 million TOB financing facilities, which were the securitization of this MBS TOB Trusts, were paid off in full in connection with this sale (see Notes 7 and 11 to the Company’s consolidated financial statements).

In May 2014, the Company sold a portion of the MBS TOB Trusts for an amount approximating the outstanding amortized cost. This approximately $3.7 million par value MBS had been acquired for approximately $3.8 million in November 2012. The Company’s approximate $2.9 million TOB financing facilities, which were the securitization of this MBS TOB Trusts, were paid off in full in connection with this sale (see Notes 7 and 11 to the Company’s consolidated financial statements).

In April 2014, the mortgage revenue bond secured by Autumn Pines was sold for the outstanding principal and accrued base interest. The Company received approximately $13.1 million for the Autumn Pines mortgage revenue bond and recognized a gain of approximately $873,000 after payment of all TOB related financing fees. This gain was Tier 2 income with approximately $650,000 allocated to the unitholders and approximately $218,000 allocated to the General Partner. This mortgage revenue bond had been acquired at a discount on June 1, 2011. The Company’s $9.8 million TOB financing facility which was the securitization of this mortgage revenue bond was collapsed and paid off in full in connection with this sale (see Note 5 to the Company’s consolidated financial statements).

In February 2014, the mortgage revenue bond secured by Lost Creek was redeemed for an amount greater than the outstanding principal and accrued base interest. This $18.5 million par value mortgage revenue bond had been acquired for approximately $15.9 million in May 2010. The Company received approximately $18.7 million for the Lost Creek mortgage revenue bond resulting in an approximate $2.8 million realized gain. This gain was Tier 2 income with approximately $2.1 million allocated to the unitholders and approximately $709,000 allocated to the General Partner (see Note 5 to the Company’s consolidated financial statements).

Bond and Asset Acquisitions. In November 2014, the Partnership acquired six mortgage revenue bonds. They are as follows:

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The Partnership purchased an approximate $4.7 million par value Series A and an approximate $2.0 million par value Series B mortgage revenue bonds. These mortgage revenue bonds are secured by Glenview Apartments, an 88 unit multifamily residential property in Cameron, California.

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The Partnership purchased an approximate $2.5 million par value Series A and an approximate $1.0 million par value Series B mortgage revenue bonds. These mortgage revenue bonds are secured by Montclair Apartments, an 80 unit multifamily residential property in Lemoore, California.

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The Partnership purchased an approximate $3.0 million par value Series A and an approximate $1.7 million par value Series B mortgage revenue bonds. These mortgage revenue bonds are secured by Santa Fe Apartments, an 89 unit multifamily residential property in Hesperia, California.

These three Series A mortgage revenue bonds each carry an annual interest rate of 5.75% and mature on December 1, 2031. The three Series B mortgage revenue bonds each carry an annual cash interest rate of 5.50% for the first year and 8.0% for the second year and mature in December 2016 (see Note 5 to the Company’s consolidated financial statements).

In October 2014, the Company acquired at 99% of par, two mortgage revenue bonds, 2014-1 with a par value of $10.0 million with an annual stated interest rate of approximately 6.0% and 2014-2 with a par value of $10.0 million with a stated interest rate of approximately 5.3%, maturing on May 1, 2034 and May 1, 2025, respectively. These mortgage revenue bonds are secured by ground, facility, and equipment at The Proton Therapy Center, LLC d/b/a Provision Center for Proton Therapy (“Pro Nova”), an ancillary health care facility providing cutting edge proton and traditional photon therapy treatment to cancer patients in Knoxville, Tennessee. The Company simultaneously executed two new TOB Trusts under its credit facility with DB securitizing this transaction, borrowing approximately $18.0 million at a fixed rate of approximately 4.0% per annum which will mature in July 2017 (see Note 11 to the Company’s consolidated financial statements). Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the senior floating-rate participation interests (“SPEARS” see Note 5 to the Company’s consolidated financial statements).

In August 2014, the Company acquired at par an approximate $11.2 million par value Series 2014A mortgage revenue bond with a stated interest rate of 6.0%, which will mature on September 1, 2051. In addition, the Company purchased a $520,000 par value Subordinate Series 2014B mortgage revenue bond with a stated interest rate of 12.0% which will mature on October 1, 2051. These mortgage revenue bonds are secured by Heritage Square, a 204 unit multifamily residential property in Edinburg, Texas (see Note 5 to the Company’s consolidated financial statements).

In August 2014, the Company acquired at par the approximate $18.1 million mortgage revenue bond secured by Bruton Apartments, a 264 unit multifamily residential property under construction in Dallas, Texas. The mortgage revenue bond carries an annual interest rate of 6.0% and matures on August 1, 2054 (see Note 5 to the Company’s consolidated financial statements).

In June 2014, the Company finalized the restructuring of twelve mortgage revenue bonds related to Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Avistar on the Hills Apartments, Avistar at the Oaks Apartments and Avistar in 09 Apartments purchased in June and February 2013 (see Note 5 to the Company’s consolidated financial statements). In connection with the mortgage revenue bond restructuring the Company loaned these entities approximately $526,000 to cover the costs of restructuring the mortgage revenue bonds. These taxable loans have a stated interest rate of 12% per annum due monthly with any unpaid balance due on June 26, 2024 (see Note 9 to the Company’s consolidated financial statements).

In June 2014, the Partnership acquired an approximate $40.3 million par value mortgage revenue bond secured by the Live 929 Apartments, with an approximate 5.8% annual stated interest rate which will mature on July 1, 2049. The project is a 572-bed existing student housing project on the campus of The Johns Hopkins University School of Medicine in Baltimore, Maryland. In July 2014, this investment closed upon the execution of a $35.0 million tender option bond (“TOB”) Trust under the existing TOB structure (see Note 11 to the Company’s consolidated financial statements) plus approximately $5.3 million in cash (see Note 5 to the Company’s consolidated financial statements).

In February 2014, the Partnership acquired at par the senior $7.0 million par value and a subordinate $2.3 million par value mortgage revenue bond secured by Harden Ranch, a 100 unit multifamily residential property in Salinas, California. The senior mortgage revenue bond carries an annual interest rate of approximately 5.8% and matures on March 1, 2030. The subordinate mortgage revenue bond carries an annual interest rate of 5.5% for the first year and 8.0% for the second year and matures on March 1, 2016 (see Note 5 to the Company’s consolidated financial statements).

In February 2014, the Company acquired at par the senior $23.0 million par value mortgage revenue bond secured by Decatur Angle Apartments, a 302 unit multifamily residential property under construction in Fort Worth, Texas. The mortgage revenue bond carries an annual interest rate of 5.8% and matures on January 1, 2054 (see Note 5 to the Company’s consolidated financial statements).

During the fourth quarter of 2014, the Company purchased property in St. Petersburg, Florida for approximately $3.0 million as land held for investment and development reported with the Real Estate Assets at December 31, 2014 (see Note 8 to the Company’s consolidated financial statements).

MF Property Recent Activity. In March 2013, a wholly-owned subsidiary of the Company executed a 35-year ground lease with the University of Nebraska - Lincoln (“Lessor”) with an annual lease payment of $100. The leased property has a mixed-use development consisting of a 1,605 stall parking garage and 475 bed student housing mixed-use project constructed on it. The Lessor owns the parking garage for which it will contribute approximately $16.7 million to its construction. The Company owns the student housing complex (“The 50/50”) which was fully constructed by August 1, 2014 for an approximate $33.8 million. The Company plans to restructure its ownership of The 50/50 into a mortgage revenue bond holding once the development has a sufficient history of operating results. To finance the construction of the student housing complex, the Company executed an interest-only loan and borrowed $25.5 million for a three year term at a variable interest rate which is the amount outstanding as of December 31, 2014. The $25.5 million loan requires principal payments beginning on April 1, 2016 and carries a maturity date of April 1, 2020. The Company also secured a $4.3 million tax-incremental financing loan which is for a term of five years, carries a fixed interest rate of approximately 4.7% per annum, requires principal payments commencing after 24 months and has a balloon payment due at maturity in January 2019 (see Notes 8 and 12 to the Company’s consolidated financial statements).

Recent Financing Activities

In October 2014, the Partnership executed two new TOB Trusts under its credit facility with DB securitizing the Pro Nova 2014-1 and 2014-2 mortgage revenue bonds borrowing approximately $9.0 million under each TOB Trust. The TOB Trust facility has an approximate 4.0% per annum fixed interest rate and will mature in July 2017. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance remains at approximately $18.0 million on December 31, 2014 (see Note 11 to the Company’s consolidated financial statements).
In August 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Bruton Apartments mortgage revenue bond borrowing approximately $17.3 million. The TOB Trust facility has an approximate 4.6% per annum fixed interest rate and will mature in July 2017. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance remains at approximately $17.3 million on December 31, 2014 (see Note 11 to the Company’s consolidated financial statements).

In July 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Live 929 mortgage revenue bond borrowing approximately $35.0 million. The TOB Trust facility has an approximate 4.5% per annum fixed interest rate and will mature in July 2019. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance is approximately $35.0 million on December 31, 2014 (see Note 11 to the Company’s consolidated financial statements).

In July 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Decatur Angle mortgage revenue bond borrowing $21.9 million. The new TOB Trust facility will mature in October 2016. On the closing date the total fixed TOB Trust facility interest rate was approximately 4.3% per annum. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. This new TOB Trust replaced the March 2014 TOB Trust under its credit facility with DB which had securitized the Decatur Angle mortgage revenue bond borrowing $17.3 million. The outstanding balance is approximately $21.9 million on December 31, 2014 (see Note 11 to the Company’s consolidated financial statements).

In July 2014, a separate transaction occurred as a preliminary transaction to achieve the closing of the Tax Exempt Bond Securitization Financing (“M31 TEBS Financing” discussed in the M31 TEBS Financing section in Note 11 to the Company’s consolidated financial statements). DB purchased the SPEARS which securitized four TOB Trust facilities for approximately $45.9 million and approximately $26.5 million in the related residual LIFERS. DB held the ten mortgage revenue bonds that collateralized this transaction, the Greens Property, Arbors at Hickory Ridge, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Avistar on the Hills Apartments, Avistar at the Oaks Apartments, and Avistar in 09 Apartments, until the M31 TEBS Financing facility closed on July 10, 2014 (see Note 11 to the Company’s consolidated financial statements).

In April 2014, the Company paid off in full the approximately $1.9 million mortgage which was collateralized by the Glynn Place Apartments, an MF Property (see Note 12 to the Company’s consolidated financial statements).

In March 2014, the Partnership obtained two $5.0 million unsecured revolving lines of credit. The first revolving line of credit carries a variable interest rate which was approximately 3.5% on December 31, 2014 and matures in March 2015. The second revolving line of credit also carries a variable interest rate which was approximately 3.4% on December 31, 2014 and matures in March 2016. On December 31, 2014, the Partnership had not borrowed funds on either line of credit. The lines of credit could be utilized to help with short-term working capital needs and to fund new investments during the periods of time that the Company is working with its lender to finalize new TOB financings of assets (see Note 11 to the Company’s consolidated financial statements).

Management and Employees

The Partnership is managed by its general partner, America First Capital Associates Limited Partnership Two (“AFCA 2” or the “General Partner”) which is controlled by its general partner, the Burlington Capital Group LLC (“Burlington”).  The persons acting as the Board of Managers and executive officers of Burlington act as the directors and executive officers of the Partnership.  Certain services are provided to the Partnership by other employees of Burlington and the Partnership reimburses Burlington for its allocated share of these salaries and benefits.  The Partnership is not charged, and does not reimburse Burlington, for the services performed by executive officers of Burlington. As of December 31, 2014, there are no employees of the Partnership.

Competition

The Partnership competes with private investors, lending institutions, trust funds, investment partnerships, and other entities with objectives similar to the Partnership for the acquisition of mortgage revenue bonds and other investments.  This competition could reduce the availability of mortgage revenue bonds for acquisition and reduce the interest rate that issuers pay on these bonds.

Because the Partnership holds mortgage revenue bonds secured by Residential Properties, a commercial property, and holds an interest in the MF Properties, the Partnership may be considered to be in competition with other real estate in the same geographic areas.  In each city in which the properties financed by the Partnership’s mortgage revenue bonds owned by the Partnership or MF Properties are located, such properties compete with a substantial number of other multifamily rental properties.  Multifamily rental properties also compete with single-family housing that is either owned or leased by potential tenants.  To compete effectively, the multifamily, student, and senior citizen residential properties financed or owned by the Partnership must offer quality apartments at competitive rental rates.  In order to maintain occupancy rates and attract quality tenants, the Partnership’s Residential Properties and MF Properties may also offer rental concessions, such as free rent to new tenants for a stated period.  These Residential Properties and MF Properties also compete by offering quality apartments in attractive locations and that provide tenants with amenities such as recreational facilities, garages and pleasant landscaping.

Environmental Matters

The Partnership believes that each of the MF Properties, the Residential Properties, and the commercial property which provides collateral for its mortgage revenue bonds are in compliance, in all material respects, with federal, state and local regulations regarding hazardous waste and other environmental matters and is not aware of any environmental contamination at any of such properties that would require any material capital expenditure by the underlying properties, and therefore the Partnership, for the remediation thereof.

Tax Status

The Partnership is classified as a partnership for federal income tax purposes and accordingly, it makes no provision for income taxes.  The distributive share of the Partnership’s income, deductions and credits is included in each unitholder’s income tax return.

The Partnership holds its interests in MF Properties through various subsidiaries which are “C” corporations for income tax purposes. These subsidiaries file separate income tax returns.  Therefore, the Partnership is only subject to income taxes on these investments to the extent it receives dividends from the subsidiaries.

The Bent Tree and Fairmont Oaks Consolidated VIEs which are reported on a consolidated basis as discontinued operations with the Partnership for GAAP reporting purposes are separate legal entities who record and report income taxes based upon their individual legal structure which may include corporations, limited partnerships, and limited liability companies.  The Lake Forest Consolidated VIE results of operations were reported with the Partnership for GAAP reporting purposes as a separate legal entity in 2013 and 2012. The Partnership does not presently believe that the consolidation of VIEs for reporting under GAAP will impact the Partnership’s tax status, amounts reported to shareholders on IRS Form K-1, the Partnership’s ability to distribute income to shareholders which it believes is tax-exempt, the current level of quarterly distributions, or the tax-exempt status of the underlying mortgage revenue bonds.

 All financial information in this Annual Report on Form 10-K presented on the basis of Accounting Principles Generally Accepted in the United States of America, is that of the Partnership and the VIEs on a consolidated basis.  All references to “we,” “us,” and the “Partnership” in this document mean America First Multifamily Investors, L.P. As used in this document, the “Company” refers to the Partnership, its wholly-owned subsidiaries, and its consolidated variable interest entities as discussed in Notes 2, 4, 8, 10, 20, and 21 in the recast Company's consolidated financial statements.

General Information

We are a Delaware limited partnership.  Our general partner is AFCA 2, whose general partner is Burlington.  Since 1984, Burlington has specialized in the management of investment funds, many of which were formed to acquire real estate investments such as mortgage revenue bonds, mortgage-backed securities, and real estate properties, including multifamily, student and senior citizen housing.  Burlington maintains its principal executive offices at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and its telephone number is (402) 444-1630.

We do not have any employees of our own.  Employees of Burlington, acting through our general partner, are responsible for our operations and we reimburse Burlington for the allocated salaries and benefits of these employees and for other expenses incurred in running our business operations.  In connection with the operation of the Partnership, AFCA 2 is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the revenue bonds, other tax-exempt investments, and taxable property loans held by the Partnership.  Ten of the mortgage revenue bonds held by the Partnership provide for the payment of this administrative fee to the general partner by the owner of the financed property.  When the administrative fee is payable by a property owner, it is subordinated to the payment of all base interest to the Partnership on the mortgage revenue bond on that property.  Our Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by the property owner or a third party.  In addition, our Partnership Agreement provides that the Partnership will pay the administrative fee to the general partner with respect to any foreclosed mortgage revenue bonds.

AFCA 2 may also earn mortgage placement fees in connection with the identification and evaluation of additional investments that we acquire.  In addition, an affiliate of AFCA 2 acts as an origination advisor and consultant to the borrowers when mortgage revenue bonds and financing facilities are acquired by the Company. Any fees will be paid by the owners of the properties financed by the acquired mortgage revenue bonds out of bond proceeds or by the Company.  The amount of fees, if any, will be subject to negotiation between AFCA 2, its affiliate, and such property owners.

Properties Management is an affiliate of Burlington that is engaged in the management of multifamily, student and senior citizen residential properties.  Properties Management earns a fee paid out of property revenues.  Properties Management may also seek to become the manager of multifamily, student and senior citizen residential properties financed by additional mortgage revenue bonds acquired by the Partnership, subject to negotiation with the owners of such properties.  If the Partnership acquires ownership of any property through foreclosure of a revenue bond, Properties Management may provide property management services for such property and, in such case, earn a fee payable out of property revenues.

Our sole limited partner is America First Fiduciary Corporation Number Five, a Nebraska corporation. BUCs represent assignments by the sole limited partner of its rights and obligations as a limited partner to outside third party investors. Because each such outside third party effectively holds a share of the sole limited partner’s rights and obligations as a limited partner, BUCs are also referred to herein as “shares” or “units” for purposes of calculating amounts per BUC, and the holders thereof are referred to as “shareholders.”

Information Available on Website

The Partnership’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and press releases are available free of charge at www.ataxfund.com as soon as reasonably practical after they are filed with the SEC.  The information on the website is not incorporated by reference into this Form 10-K.

Item 1A.  Risk Factors

The financial condition, results of operations, and cash flows of the Partnership are affected by various factors, many of which are beyond the Partnership’s control.  These include the following:

 Cash distributions from the Partnership may change depending on the amount of cash available for distribution.

The Partnership currently distributes cash to shareholders at an annual rate of $0.50 per unit. The amount of the cash per unit distributed by the Partnership may increase or decrease at the determination of AFCA 2 based on its assessment of the amount of cash available to the Partnership for this purpose. During the years ended December 31, 2014 and 2013, the Partnership generated cash available for distribution of $0.40 and $0.42 per unit, respectively, resulting in the remainder of the $0.50 per unit annual distribution being a return of capital to shareholders for both years. Although the Partnership may supplement its cash available for distribution with unrestricted cash, unless the Partnership is able to increase its cash receipts through completion of its current investment plans, the Partnership may need to reduce the level of cash distributions per unit from the current level. In addition, there is no assurance that the Partnership will be able to maintain its current level of annual cash distributions per unit even if the Partnership completes its current investment plans. Any change in our distribution policy could have a material adverse effect on the market price of our shares.

The receipt of interest and principal payments on our mortgage revenue bonds will be affected by the economic results of the underlying Residential Properties and a commercial property.

Although our mortgage revenue bonds are issued by state or local housing authorities, they are not obligations of these governmental entities and are not backed by any taxing authority.  Instead, each of these revenue bonds is backed by a non-recourse loan made to the owner of the underlying Residential Properties and commercial property. Because of the non-recourse nature of the underlying mortgage loans, the sole source of cash to pay base and contingent interest on the revenue bond, and to ultimately pay the principal amount of the bond, is the net cash flow generated by the operation of the financed property and the net proceeds from the ultimate sale or refinancing of the property, except in limited cases where a property owner has provided a limited guarantee of certain payments.  This makes our investments in these mortgage revenue bonds subject to the kinds of risks usually associated with direct investments in multifamily real estate.  If a property is unable to sustain net cash flow at a level necessary to pay its debt service obligations on our mortgage revenue bond on the property, a default may occur.  Net cash flow and net sale proceeds from a particular property are applied only to debt service payments of the particular mortgage revenue bond secured by that property and are not available to satisfy debt service obligations on other mortgage revenue bonds that we hold.  In addition, the value of a property at the time of its sale or refinancing will be a direct function of its perceived future profitability.  Therefore, the amount of base and contingent interest that we earn on our mortgage revenue bonds, and whether or not we will receive the entire principal balance of the bonds as and when due, will depend to a large degree on the economic results of the underlying properties.

The net cash flow from the operation of a property may be affected by many things, such as the number of tenants, number of patients, the rental and fee rates, operating expenses, the cost of repairs and maintenance, taxes, government regulation, competition from other similar multifamily, student, or senior citizen residential properties, mortgage rates for single-family housing, and general and local economic conditions.  In most of the markets in which the properties financed by our bonds are located, there is significant competition from other apartment complexes and from single-family housing that is either owned or leased by potential tenants.  Low mortgage interest rates and federal tax credits make single-family housing more accessible to persons who may otherwise rent apartments.

The value of the properties is the only source of repayment of our mortgage revenue bonds.

The principal of most of our mortgage revenue bonds does not fully amortize over their terms.  This means that all or some of the balance of the mortgage loans underlying these bonds will be repaid as a lump-sum “balloon” payment at the end of the term.  The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our mortgage revenue bonds or obtain adequate refinancing.  The mortgage revenue bonds are not personal obligations of the property owners, and we rely solely on the value of the properties securing these bonds for security.  Similarly, if a mortgage revenue bond goes into default, our only recourse is to foreclose on the underlying property.  If the value of the underlying property securing the bond is less than the outstanding principal balance and accrued interest on the bond, we will suffer a loss.

In the event a property securing a mortgage revenue bond is not sold prior to the maturity or remarketing of the bond, any contingent interest payable from the net sale or refinancing proceeds of the underlying property will be determined on the basis of the appraised value of the underlying property.  Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties used for comparison purposes are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price.  Accordingly, such appraisals may result in us realizing less contingent interest from a mortgage revenue bond than we would have realized had the underlying property been sold.

There is additional credit risk when we make a taxable loan on a property.

The taxable property loans that we make to owners of the Residential Properties that secure mortgage revenue bonds held by us are non-recourse obligations of the property owner.  As a result, the sole source of principal and interest payments on these taxable property loans is the net cash flow generated by these properties or the net proceeds from the sale of these properties.  The net cash flow from the operation of a property may be affected by many things as discussed above.  In addition, any payment of principal and interest on a taxable property loan on a particular property will be subordinate to payment of all principal and interest (including contingent interest) on the mortgage revenue bond secured by the same property.  As a result, there may be a higher risk of default on the taxable property loans than on the associated mortgage revenue bonds.  If a property is unable to sustain net cash flow at a level necessary to pay current debt service obligations on the taxable property loan on such property, a default may occur.  While these taxable property loans are secured by the underlying properties, in general, the Partnership does not expect to pursue foreclosure or other remedies against a property upon default of a taxable property loan if the property is not in default on the mortgage revenue bonds financing the property.

There are risks associated with our strategy of acquiring ownership interests in MF Properties in anticipation of future bond financings of these projects.

To facilitate our investment strategy of acquiring additional mortgage revenue bonds secured by Residential Properties, we may acquire ownership positions in MF Properties that we expect to ultimately sell as part of a syndication of LIHTCs after the expiration of the compliance period relating to existing LIHTCs issued with respect to the MF Properties.  Our plan is to provide mortgage financing to the new property owners at the time of a syndication of new LIHTCs in connection with a rehabilitation of these MF Properties.  The market for LIHTC syndications may be negatively affected from time to time by economic and market conditions.  For this and other reasons, the Partnership may not be able to sell its interests in the MF Properties after the applicable LIHTC compliance period.  In addition, the value of the Partnership’s interest in MF Properties will be affected by the economic performance of the MF Properties and other factors generally affecting the value of residential rental properties.  As a result, the Partnership may incur a loss upon the sale of its interest in an MF Property.  In addition, we may not be able to acquire mortgage revenue bonds on the MF Properties even if we are able to sell our interests in the MF Properties.  During the time the Partnership owns an interest in an MF Property, any net income it receives from these MF Properties will not be exempt from federal or state income taxation.

Any future issuances of additional shares could cause their market value to decline.

The Partnership may issue additional shares from time to time in order to raise additional equity capital.  The issuance of additional units could cause dilution of the existing shares and a decrease in the market price of the shares.  In addition, if additional shares are issued but we are unable to invest the additional equity capital in assets that generate what we expect and believe to be tax-exempt income at levels at least equivalent to our existing assets, the amount of cash available for distribution on a per share basis may decline.

We may suffer adverse consequences from changing interest rates.

We have financed the acquisition of some of our assets using variable-rate debt financing.  The interest that we pay on these financings fluctuates with a specific interest rate indices.  All of our mortgage revenue bonds bear interest at fixed rates and, notwithstanding the contingent interest feature on some of these bonds, the amount of interest we earn on these bonds will not increase with a general rise in interest rates.  Accordingly, an increase in our interest expense due to an increase in the applicable interest rate index used for our variable rate debt financing will reduce the amount of cash we have available for distribution to shareholders and may affect the market value of our shares. The use of derivatives is designed to mitigate some but not all of the exposure to the negative impact of a higher cost of borrowing.

An increase in interest rates could also decrease the value of our mortgage revenue bonds.  A decrease in the value of our mortgage revenue bonds could also decrease the amount we could realize on the sale of our investments and would thereby decrease the amount of funds available for distribution to our shareholders. During periods of low prevailing interest rates, the interest rates we earn on new mortgage revenue bonds that we acquire may be lower than the interest rates on our existing portfolio of mortgage revenue bonds.

To the extent we finance the acquisition of additional mortgage revenue bonds through the issuance of additional shares or from the proceeds from the sale of existing mortgage revenue bonds and we earn a lower interest rate on these additional bonds, the amount of cash available for distribution on a per share basis may be reduced.

We are subject to various risks associated with our derivative agreements.

We use derivative instruments, such as interest rate caps, to mitigate the risks we are exposed to as a result of changing interest rates.  However, there is no assurance that these instruments will fully insulate the Partnership from the interest rate risks to which it is exposed.  In addition, there are costs associated with these derivative instruments and these costs may not ultimately turn out to exceed the losses we would have suffered, if any, had these instruments not been in place.  There is also a risk that a counterparty to such an instrument will be unable to perform its obligations to the Partnership.  If a liquid secondary market does not exist for these instruments, we may be required to maintain a position until exercise or expiration, which could result in losses to the Partnership.  In addition, we are required to record the fair value of these derivative instruments on our financial statements by recording changes in their values as interest earnings or expense.  This can result in significant period to period volatility in the Partnership’s reported net income over the term of these instruments.

There are risks associated with debt financing programs that involve securitization of our mortgage revenue bonds, PHC Certificates, and mortgage-backed securities.

We have obtained debt financing through the securitization of our mortgage revenue bonds, PHC Certificates, and MBS and may obtain this type of debt financing in the future.  The terms of these securitization programs differ, but in general require our investment assets be placed into a trust or other special purpose entity that issues a senior security to unaffiliated investors and a residual interest to the Partnership.  The trust or other entity receives all of the interest payments from its underlying mortgage revenue bonds, PHC Certificates, and MBS from which it pays interest on the senior security at a variable rate.  As the holder of the residual interest, the Partnership is entitled to any remaining interest received by the trust holding the securitized asset after it has paid the full amount of interest due on the senior security and all of the expenses of the trust, including various fees to the trustee, remarketing agents and liquidity providers.  Specific risks generally associated with these asset securitization programs include the following:

Changes in short-term interest rates can adversely affect the cost of an asset securitization financing.

The interest rate payable on the senior securities resets periodically based on the weekly Securities Industry and Financial Markets Association (“SIFMA”) floating index usually tied to interest rates on short-term instruments.  In addition, because the senior securities may typically be tendered back to the trust, causing the trust to remarket the senior securities from time to time, an increase in interest rates may require an increase to the interest rate paid on the senior securities in order to successfully remarket these securities.  Any increase in interest rate payable on the senior securities will result in more of the underlying interest being used to pay interest on the senior securities leaving less interest available to the Partnership.  As a result, higher short-term interest rates will reduce, and could even eliminate, the Partnership’s return on a residual interest in this type of financing.

Payments on the residual interests in these financing structures are subordinate to payments on the senior securities and to payment of trust expenses and no party guarantees the payment of any amounts under the residual interests.

The Partnership holds a residual interest (known as Class B interests in the TEBS Financing facilities with Freddie Mac and LIFERs in the TOB financing facilities) in the securitization trusts established for the debt financing facilities. These residual interests are subordinate to the senior securities sold to investors.  As a result, none of the interest received by such a trust will be paid to the Partnership as the holder of a residual interest until all payments currently due on the senior securities have been paid in full and other trust expenses satisfied.  As the holder of a residual certificate in these trusts, the Partnership can look only to the assets of the trust remaining after payment of these senior obligations for payment on the residual certificates.  No third party guarantees the payment of any amount on the residual certificates.

Termination of an asset securitization financing can occur for a number of reasons which could cause the Partnership to lose the assets and other collateral it pledged for such financing.

In general, the trust or other special purpose entity formed for an asset securitization financing can terminate for a number of different reasons relating to problems with the assets or problems with the trust itself.  Problems with the assets that could cause the trust to collapse include payment or other defaults or a determination that the interest on the assets is taxable.  Problems with a trust include a downgrade in the investment rating of the senior securities that it has issued, a ratings downgrade of the liquidity provider for the trust, increases in short term interest rates in excess of the interest paid on the underlying assets, an inability to remarket the senior securities or an inability to obtain liquidity for the trust.  In each of these cases, the trust will be collapsed and the mortgage revenue bonds and other collateral held by the trusts will be sold.  If the proceeds from the sale of the trust collateral are not sufficient to pay the principal amount of the senior securities with accrued interest and the other expenses of the trusts then the Partnership will be required, through its guarantee of the trusts, to fund any such shortfall.  As a result, the Partnership, as holder of the residual interest in the trust, may not only lose its investment in the residual certificates but could also realize additional losses in order to fully repay trust obligations to the senior securities.

An insolvency or receivership of the program sponsor could impair the Partnership’s ability to recover the assets and other collateral pledged by it in connection with a bond securitization financing.

In the event the sponsor of an asset securitization financing program becomes insolvent, it could be placed in receivership.  In that situation, it is possible that the Partnership would not be able to recover the investment assets and other collateral it pledged in connection with the securitization financing or that it would not receive all or any of the payments due from the trust or other special purpose entity on the residual interest held by the Partnership in such trust or other entity.

Conditions in the credit markets may increase our cost of borrowing or may make financing difficult to obtain, each of which may have a material adverse effect on our results of operations and business.

Economic conditions in international and domestic credit markets have been, and remain, challenging.  Tighter credit conditions and slower economic growth combined with continued concerns about the systemic impact of high unemployment, restricted availability of credit, and overall business and consumer confidence have contributed to a slow economic recovery and it is unclear when and how quickly conditions and markets will improve.  As a result of these economic conditions, the cost and availability of credit has been, and may continue to be, adversely affected in all markets in which we operate.  Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, providing funding to borrowers.  As a result, our access to debt and equity financing may be adversely affected.  If these market and economic conditions continue, they may limit our ability to replace or renew maturing debt financing on a timely basis and may impair our access to capital markets to meet our liquidity and growth requirements which may have an adverse effect on our financial condition and results of operations.

Federal regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may require us to unwind our tender option bond financing facilities.

On December 10, 2013, U.S. regulators finalized the “Volcker Rule” adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which limits the ability of banking entities to sponsor or invest in certain types of “covered funds” (such as private equity funds and hedge funds) or to engage in certain types of proprietary trading in the U.S. The Volcker Rule restricts banking entities from acquiring or retaining an ownership interest in, sponsoring, or having certain relationships with certain “covered funds.” As currently structured, TOB Trusts like those used as part of the Company’s TOB financing program with DB, fit within the definition of “covered funds” and will be affected by the Volcker Rule. (Note that the Volcker Rule does not apply to Freddie Mac or more specifically, the Company’s M31 and M24 TEBS Financing facilities with Freddie Mac.)

The regulators specifically noted that banks will need to evaluate if TOB Trusts are, in fact, covered funds and if so, whether an exception to the definition is available. The regulators declined to provide a specific exclusion from the definition of “covered funds” for TOB financing programs. The preamble also notes that participation in a TOB transaction is not prohibited per se, but is subject to the same restrictions on other covered funds. The effective date for the Volcker Rule was April 1, 2014, however the rule provides for a phase in period during which time banks need to make good faith efforts to have full compliance with the rule by July 21, 2015. The Federal Reserve has extended this conformance period until July 21, 2016, and has announced it intends to grant a further extension until July 21, 2017, provided that the interest in the covered fund was established prior to December 31, 2013. At this time, industry participants are working together to modify the structure of TOBs generally so that they qualify for one of the exceptions contained in the Volcker Rule. Market participants are confident that they will be able to restructure TOBs to permit banks, such as DB, to continue to sponsor TOB Trusts.

As discussed elsewhere in this document, the Company had approximately $174.3 million of outstanding debt financing under its TOB program with DB as of December 31, 2014. If DB terminates its participation in the TOB program, the Company would likely need to find another source of financing to replace the DB TOB financing. The Company may not, however, be able to secure such replacement financing at all and if it can get replacement financing, such financing may be on terms less favorable than those offered by DB. Any changes to the Company’s TOB financing program with DB required by the Volcker Rule could have an adverse effect on the Company’s financial condition and results of operations.

Any downgrade, or perceived potential of a downgrade, of U.S. sovereign credit ratings or the credit ratings of the U.S. Government-sponsored entities (or GSEs) by the various credit rating agencies may materially adversely affect our business.

Our TEBS Financing facilities are an integral part of our business strategy and those financings are dependent upon an investment grade rating of Freddie Mac. If Freddie Mac were downgraded to below investment grade, it would have a negative effect on our ability to finance our bond portfolio on a longer term basis and could negatively impact Cash Available for Distribution and our ability to continue distributions at current levels.

The federal conservatorship of Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Freddie Mac and the U.S. Government, may materially adversely affect our business.

The problems faced by Fannie Mae and Freddie Mac commencing in 2008 resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity and credit enhancement for mortgage loans. In 2011, the Obama administration proposed a plan to wind down the government-sponsored enterprises (“GSEs”), and both houses of Congress are considering legislation to reform the GSEs, their functions and their missions. The future roles of Fannie Mae and Freddie Mac are likely to be reduced (perhaps significantly) and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Alternatively, it is still possible that Fannie Mae and Freddie Mac could be dissolved entirely or privatized, and, as mentioned above, the U.S. Government could determine to stop providing liquidity support of any kind to the mortgage market. Any changes to the nature of the GSEs or their guarantee obligations could have broad adverse implications for the market and our business, operations and financial condition. If Fannie Mae or Freddie Mac were to be eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), our ability to utilize TEBS Financings facilities could be materially and adversely impacted.

Our mortgage revenue bonds are illiquid assets and their value may decrease.

The majority of our assets consist of our mortgage revenue bonds.  These mortgage revenue bonds are relatively illiquid, and there is no existing trading market for them.  As a result, there are no market makers, price quotations, or other indications of a developed trading market for these mortgage revenue bonds.  In addition, no rating has been issued on any of the existing mortgage revenue bonds and we do not expect to obtain ratings on mortgage revenue bonds we may acquire in the future.  Accordingly, any buyer of these mortgage revenue bonds would need to perform its own due diligence prior to a purchase.  As a result, our ability to sell our mortgage revenue bonds, and the price we may receive upon their sale, will be affected by the number of potential buyers, the number of similar securities on the market at the time and a number of other market conditions.  As a result, such a sale could result in a loss to us.

Delay, reduction, or elimination of appropriations from the U.S. Department of Housing and Urban Development can result in payment defaults on the Company’s investments in PHC Trusts.

The Company has acquired interests (known as “LIFERS”) in three tender option bond trusts (“PHC TOB Trusts”), which, in turn, hold PHC Certificates that have been issued by three PHC Trusts which hold custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities solely out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. Annual appropriations for the Capital Fund Program must be determined by Congress each year, and there is no assurance that Congress will continue to make such appropriations at current levels or at all. If Congress fails to continue to make annual appropriations for the Capital Fund Program at or near current levels, or there is a delay in the approval of appropriations, the public housing authorities may not have funds from which to pay principal and interest on the loans underlying the PHC Certificates. The failure of public housing authorities to pay principal and interest on these loans will reduce or eliminate the payments received by the Company from the PHC TOB Trusts.

A reduction in the rating of PHC Certificates and MBS below investment grade would result in the liquidation of the investment in that TOB Trust

The Company’s investment in PHC Certificates and MBS are made pursuant to the provision of its Partnership Agreement that allows investment in securities that are not mortgage revenue bonds backed by multifamily housing projects provided that these alternative securities are rated investment grade in one of the four highest rating categories by at least one nationally recognized securities rating agency and provide what the Company expects and believes to be tax-exempt income. In the event the investment rating of any of the PHC Certificates held by a PHC TOB Trust or any of the MBS was reduced to less than investment grade, the trustee over the TOB Trust has no obligation to divest of that securitized asset. Accordingly, the Partnership would be required to liquidate its LIFERS in that TOB Trust or liquidate the TOB Trust entirely. The TOB Trusts have no obligation to purchase the LIFERS and there is no established trading market for the LIFERS. Likewise, if the Partnership liquidates the TOB Trust, any downgrade in the investment rating of the PHC Certificates or MBS will likely decrease the value of the investment. As a result, the Partnership may not be able to divest its position in these LIFERS or terminate the TOB Trusts without incurring a material loss.

Prepayment rates on the mortgage loans underlying the Company’s mortgage-backed securities may materially adversely affect our profitability or result in liquidity shortfalls that could require us to sell assets in unfavorable market conditions.

The Company’s MBS are secured by pools of mortgages on residential properties. In general, the mortgages which collateralize our MBS may be prepaid at any time without penalty. Prepayments on our MBS result when homeowners/mortgagees satisfy (i.e., pay off) the mortgage upon selling or refinancing their mortgaged property. When we acquire a particular MBS, we anticipate that the underlying mortgage loans will prepay at a projected rate which, together with expected coupon income, provides us with an expected yield on such MBS. If we purchase assets at a premium to par value, and borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the MBS may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the MBS may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans are influenced by changes in mortgage and market interest rates and a variety of economic, geographic, and other factors, all of which are beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid (to the extent such assets are available for us to reinvest in). In addition, the market value of our MBS may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates.

The rent restrictions and occupant income limitations imposed on properties financed by our mortgage revenue bonds and on our MF Properties may limit the revenues of such properties.

All of the Residential Properties securing our mortgage revenue bonds and the MF Properties in which our subsidiaries hold indirect interests are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants.  Since federal rent subsidies are not generally available on these properties, rents must be charged on a designated portion of the units at a level to permit these units to be continuously occupied by low or moderate income persons or families.  As a result, these rents may not be sufficient to cover all operating costs with respect to these units and debt service on the applicable mortgage revenue bond.  This may force the property owner to charge rents on the remaining units that are higher than they would be otherwise and may, therefore, exceed competitive rents. This may adversely affect the occupancy rate of a property securing an investment and the property owner’s ability to service its debt.

The properties financed by certain of our mortgage revenue bonds are not completely insured against damages from hurricanes and other major storms.

Three of the multifamily housing properties financed by mortgage revenue bonds held by the Partnership are located in areas that are prone to damage from hurricanes and other major storms.  The current insurable value of these three properties is approximately $50.1 million.  Due to the significant losses incurred by insurance companies in recent years due to damages from hurricanes, many property and casualty insurers now require property owners to assume the risk of first loss on a larger percentage of their property’s value.  In general, the current insurance policies on the five properties financed by the Partnership that are located in areas rated for hurricane and storm exposure carry a five percent deductible on the insurable value of the properties.  As a result, if any of these properties were damaged in a hurricane or other major storm, the amount of uninsured losses could be significant and the property owner may not have the resources to fully rebuild the property and this could result in a default on the mortgage revenue bonds secured by the property.  In addition, the damages to a property may result in all or a portion of the rental units not being rentable for a period of time.  Unless a property owner carries rental interruption insurance, this loss of rental income would reduce the cash flow available to pay base or contingent interest on the Partnership’s mortgage revenue bonds collateralized by these properties.

The properties securing our revenue bonds or the MF Properties may be subject to liability for environmental contamination which could increase the risk of default on such bonds or loss of our investment.

The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property.  Various federal, state and local laws often impose such liability without regard to whether the owner or operator of real property knew of, or was responsible for, the release of such hazardous substances.  We cannot assure you that the properties that secure our mortgage revenue bonds or the MF Properties in which our subsidiaries hold indirect interests, will not be contaminated.  The costs associated with the remediation of any such contamination may be significant and may exceed the value of a property or result in the property owner defaulting on the revenue bond secured by the property or otherwise result in a loss of our investment in a property.

If we acquire ownership of Residential Properties we will be subject to all of the risks normally associated with the ownership of commercial real estate.

We may acquire ownership of Residential Properties financed by mortgage revenue bonds held by us in the event of a default on such bonds.  We may also acquire indirect ownership of MF Properties on a temporary basis in order to facilitate the eventual acquisition by us of mortgage revenue bonds on these MF Properties.  In either case, during the time we own an MF Property, we will generate taxable income or losses from the operations of such property rather than tax exempt interest.  In addition, we will be subject to all of the risks normally associated with the operation of commercial real estate including declines in property value, occupancy and rental rates and increases in operating expenses.  We may also be subject to government regulations, natural disasters and environmental issues, any of which could have an adverse effect on the Partnership’s financial results and ability to make distributions to shareholders.

There are a number of risks related to the construction of Residential Properties that may affect the mortgage revenue bonds issued to finance these properties.

We may invest in mortgage revenue bonds secured by residential housing properties which are still under construction.  Construction of such properties generally takes approximately twelve to eighteen months.  The principal risk associated with construction lending is that construction of the property will be substantially delayed or never completed.  This may occur for a number of reasons including (i) insufficient financing to complete the project due to underestimated construction costs or cost overruns; (ii) failure of contractors or subcontractors to perform under their agreements; (iii) inability to obtain governmental approvals; (iv) labor disputes; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer.  While we may be able to protect ourselves from some of these risks by obtaining construction completion guarantees from developers, agreements of construction lenders to purchase our bonds if construction is not completed on time, and/or payment and performance bonds from contractors, we may not be able to do so in all cases or such guarantees or bonds may not fully protect us in the event a property is not completed.  In other cases, we may decide to forego certain types of available security if we determine that the security is not necessary or is too expensive to obtain in relation to the risks covered.  If a property is not completed, or costs more to complete than anticipated, it may cause us to receive less than the full amount of interest owed to us on the mortgage revenue bond financing such property or otherwise result in a default under the mortgage loan that secures our mortgage revenue bond on the property.  In such case, we may be forced to foreclose on the incomplete property and sell it in order to recover the principal and accrued interest on our mortgage revenue bond and we may suffer a loss of capital as a result.  Alternatively, we may decide to finance the remaining construction of the property, in which event we will need to invest additional funds into the property, either as equity or as a taxable property loan.  Any return on this additional investment would be taxable.  Also, if we foreclose on a property, we will no longer receive interest on the bond issued to finance the property.  The overall return to the Partnership from its investment in such property is likely to be less than if the construction had been completed on time or within budget.

There are a number of risks related to the lease-up of newly constructed or renovated properties that may affect the mortgage revenue bonds issued to finance these properties.

We may acquire mortgage revenue bonds issued to finance properties in various stages of construction or renovation.  As construction or renovation is completed, these properties will move into the lease-up phase.  The lease-up of these properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that these investments may go into default than investments secured by mortgages on properties that are stabilized or fully leased-up.  The underlying property may not achieve expected occupancy or debt service coverage levels.  While we may require property developers to provide us with a guarantee covering operating deficits of the property during the lease-up phase, we may not be able to do so in all cases or such guarantees may not fully protect us in the event a property is not leased up to an adequate level of economic occupancy as anticipated.

We have assumed certain potential liabilities relating to recapture of tax credits on MF Properties.

The Partnership has acquired indirect interests in several MF Properties that generated LIHTCs for the previous investors in these properties.  When the Partnership acquires an interest in an MF Property, it generally must agree to reimburse the prior partners for any liabilities they incur due to a recapture of LIHTCs that result from the failure to operate the MF Property in a manner consistent with the laws and regulations relating to LIHTCs after the Partnership acquired its interest in the MF Property.  The amount of this recapture liability can be substantial.

The Partnership is not registered under the Investment Company Act.

The Partnership is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) because it operates under an exemption therefrom.  As a result, none of the protections of the Investment Company Act (such as provisions relating to disinterested directors, custody requirements for securities, and regulation of the relationship between a fund and its advisor) will be applicable to the Partnership.

The Partnership engages in transactions with related parties.

Each of the executive officers of Burlington and four of the managers of Burlington hold equity positions in Burlington.  A subsidiary of Burlington acts as the General Partner to the Partnership and manages our investments and performs administrative services for us and earns certain fees that are either paid by the properties financed by our mortgage revenue bonds or by us.  Another subsidiary of Burlington provides on-site management for some of the Residential Properties that underlie our mortgage revenue bonds and each of our MF Properties and earns fees from the property owners based on the gross revenues of these properties.  The owners of the limited-purpose corporations which own two of the Residential Properties financed with mortgage revenue bonds and taxable property loans held by the Partnership are employees of Burlington who are not involved in the operation or management of the Partnership and who are not executive officers or managers of Burlington.  Because of these relationships, our agreements with Burlington and its subsidiaries are related-party transactions.  By their nature, related-party transactions may not be considered to have been negotiated at arm’s length.  These relationships may also cause a conflict of interest in other situations where we are negotiating with Burlington.

Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds, PHC Certificates, or MBS is determined to be taxable.

In each mortgage revenue bond transaction, the governmental issuer, as well as the underlying borrower, has covenanted and agreed to comply with all applicable legal and regulatory requirements necessary to establish and maintain the tax-exempt status of interest earned on the bonds. Failure to comply with such requirements may cause interest on the related issue of bonds to be includable in gross income for federal income tax purposes retroactive to the date of issuance, regardless of when such noncompliance occurs. Should the interest income on a mortgage revenue bond be deemed to be taxable, the bond documents include a variety of rights and remedies that the Partnership has concluded would help mitigate the economic impact of taxation of the interest income on the affected bonds. Under such circumstances, the Partnership would enforce any and all of such rights and remedies as set forth in the related bond documents as well as any other rights and remedies available under applicable law. In addition, in the event the tax-exemption of interest income on any mortgage revenue bond is challenged by the IRS, the Partnership would participate in the tax and legal proceedings to contest any such challenge and would, under appropriate circumstances, appeal any adverse final determinations. The loss of tax-exemption for any particular issue of bonds would not, in and of itself, result in the loss of tax-exemption for any unrelated issue of bonds. However, the loss of such tax-exemption could result in the distribution to our shareholders of taxable income relating to such bonds.

Certain of our mortgage revenue bonds bear interest at rates which include contingent interest. Payment of the contingent interest depends on the amount of net cash flow generated by, and net proceeds realized from a sale of, the property securing the bond. Due to this contingent interest feature, an issue may arise as to whether the relationship between the property owner and us is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the property owner. If the IRS were to determine that these mortgage revenue bonds represented an equity investment in the underlying property, the interest paid to us could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

In addition, we have, and may in the future, obtain debt financing through asset securitization programs in which we place mortgage revenue bonds, PHC Certificates, and MBS into trusts and are entitled to a share of the interest received by the trust on these bonds after the payment of interests on senior securities issued by the trust, it is possible that the characterization of our residual interest in such a securitization trust could be challenged and the income that we receive through these instruments could be treated as ordinary taxable income includable in our gross income for federal tax purposes.

Not all of the income received by the Partnership is exempt from taxation.

We have made, and may make in the future, taxable property loans to the owners of properties which are secured by mortgage revenue bonds that we hold.  The interest income earned by the Partnership on these mortgage loans is subject to federal and state income taxes.  In addition, if we acquire direct or indirect interests in real estate, either through foreclosure of a property securing a mortgage revenue bond or a taxable property loan or through the acquisition of an MF Property, any income we receive from the property will be taxable income from the operation of real estate.  In that case, the taxable income received by the Partnership will be allocated to our shareholders and will represent taxable income to them regardless of whether an amount of cash equal to such allocable share of this taxable income is actually distributed to shareholders.

If the Partnership was determined to be an association taxable as a corporation, it will have adverse economic consequences for the Partnership and its shareholders.

The Partnership has determined to be treated as a partnership for federal income tax purposes.  The purpose of this determination is to eliminate federal and state income tax liability for the Partnership and allow us to pass through our interest which we expect and believe to be tax-exempt to our shareholders so that they are not subject to federal tax on this income. If our treatment as a partnership for tax purposes is challenged, we would be classified as an association taxable as a corporation. This would result in the Partnership being taxed on its taxable income, if any, and, in addition, would result in all cash distributions made by the Partnership to shareholders being treated as taxable dividend income to the extent of the Partnership’s earnings and profits. The payment of these dividends would not be deductible by the Partnership. The listing of the Partnership’s shares for trading on the NASDAQ causes the Partnership to be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income.  Qualifying income includes interest, dividends, real property rents, gain from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items.  The Partnership expects and believes that substantially all of the Partnership’s gross income will continue to be tax-exempt interest income on its mortgage revenue bonds, but there can be no assurance that will be the case. While we believe that all of this interest income is qualifying income, it is possible that some or all of our income could be determined not to be qualifying income. In such a case, if more than ten percent of our annual gross income in any year is not qualifying income, the Partnership will be taxable as a corporation rather than a partnership for federal income tax purposes. We have not received, and do not intend to seek, a ruling from the Internal Revenue Service regarding our status as a partnership for tax purposes.

To the extent the Partnership generates taxable income; shareholders will be subject to income taxes on this income, whether or not they receive cash distributions.

As a partnership, our shareholders will be individually liable for income tax on their proportionate share of any taxable income realized by the Partnership, whether or not we make cash distributions.

There are limits on the ability of our shareholders to deduct Partnership losses and expenses allocated to them.

The ability of shareholders to deduct their proportionate share of the losses and expenses generated by the Partnership will be limited in certain cases, and certain transactions may result in the triggering of the Alternative Minimum Tax for shareholders who are individuals.

Item 1B.  Unresolved Staff Comments.

None